                                                                    EXHIBIT 99.3








               SETTLEMENT, AMENDMENT, AND MUTUAL RELEASE AGREEMENT


                          MADE AS OF NOVEMBER 13, 2001


                                     BETWEEN


                             HEWLETT-PACKARD COMPANY


                                       AND


                               THE viaLINK COMPANY

               SETTLEMENT, AMENDMENT AND MUTUAL RELEASE AGREEMENT

         This SETTLEMENT, AMENDMENT AND MUTUAL RELEASE AGREEMENT (this "Agreement") is entered into between Hewlett-Packard Company, a Delaware corporation ("HP"), and The viaLink Company, a Delaware corporation (the "Company") as of November 13, 2001, with reference to the following facts:

                                    RECITALS

         A. HP and the Company are parties to (1) that certain Note Purchase Agreement effective as of February 4, 1999 (the "Purchase Agreement"), between the Company and HP, (2) that certain Secured Convertible $3,807,812.59 Promissory Note effective as of April 10, 2001 (the "Note"), made by the Company, as borrower, in favor of HP, (3) that certain Securities Purchase Agreement dated as of March 22, 2000 (the "Securities Purchase Agreement"), between the Company and the purchasers thereto (4) that certain Common Stock Purchase Warrant dated as of April 10, 2001 (the "Warrant"), executed by the Company in favor of HP, (5) that certain Shareholder Agreement dated as of February 4, 1999, as amended by that certain Amendment No. 1 to Shareholder Agreement dated as of March 22, 2000, and that certain Amendment No. 2 to Shareholder Agreement dated as of April 10, 2001 (collectively, the "Shareholder Agreement"), between HP and the Company, (6) that certain Security Agreement dated as of February 4, 1999 (collectively, the "Security Agreement"), made by the Company in favor of HP, (7) that certain Service Level Agreement for Operations Services dated as of June 3, 1999, between the Company and HP, as amended by that certain Addendum to Service Agreement for HP Operations Services
(SLA) executed on August 8, 2001 (collectively, the "Service Agreement"), (8) that certain Master Lease No. MA 001360 (the "Master Lease Agreement") and those certain Financing Agreement Nos. 15638A, 15638C, 15638D, 15638E, 15638F, 15638G,
15638H, 15638I, 15638J, 27058A, 27058B, and 25683A, in each case, between the
Company and HP, and as amended from time to time (collectively, the "Lease Schedules" and each individually, "Lease Schedule No. __"; Lease Schedule Nos. 15638A, 15638C, 15638D, 15638E, 15638F, 15638G, 15638H, 15638I, and 15638J shall be referred to as the "Expired Leases"; Lease Schedule Nos. 27058A, 27058B, and 25683A shall be referred to as the "Other Leases"; the Master Lease Agreement and the Lease Schedules shall be referred to collectively as the "Lease Agreements"), (9) those certain Support Agreements set forth on EXHIBIT A hereto, in each case, between the Company and HP, and as amended from time to time (collectively, the "Support Agreements" and each individually, "Support Agreement No. __"), (10) that certain invoice number 52H8230 dated June 1, 2001 evidencing a past due trade obligation of the Company to HP (the "Trade Invoice"), (11) that certain Confidential Disclosure Agreement dated as of March 29, 1999, between HP and the Company (the "Non-Disclosure Agreement"), (12) those certain UCC financing statements filed against the Company in favor of HP as described on EXHIBIT B hereto (collectively, the "Note Financing Statements"),

(13) those certain UCC financing statements filed against the Company in favor of HP as described on EXHIBIT C hereto (collectively, the "Lease Financing Statements"). The Purchase Agreement, the Note, the Warrant, the Securities Purchase Agreement, the Shareholder Agreement, the Security Agreement, the Service Agreement, the Lease Agreements, the Support Agreement, the Trade Invoice, the Non-Disclosure Agreement, the Note Financing Statements, and the Lease Financing Statements, in each case, as may be amended, restated, supplemented or otherwise modified from time to time, together with the other documents executed in connection therewith will be referred to in this Agreement as the "Transaction Documents." All capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Note.

         B. As of the date hereof, the Company has failed to pay the Closing Fee due under the Note. As of the date hereof, the Company is indebted to HP under the Note in the principal amount of $3,807,812.59, plus accrued interest through such date in the amount of $135,177.35, plus the Closing Fee in the amount of $275,104, which equals the aggregate amount of $4,218,093.93 (the "Note Indebtedness").

         C. As of the date hereof, the Company has failed to make certain payments due under the Lease Agreements in the aggregate amount of $1,204,484.43 (collectively, the "Past Due Lease Amounts"), which payments are detailed by sales order and corresponding invoice number on EXHIBIT D hereto. As a result of such failures, certain Events of Default (as defined in the Lease Agreements) have occurred and are continuing under the Lease Agreements.

         D. As of the date hereof, the Company has failed to make certain payments due under the Support Agreement in the aggregate amount of $309,739.36 (collectively, the "Past Due Support Agreement Amounts"), which payments are detailed by sales order and corresponding invoice number on EXHIBIT D hereto. As a result of such failures, the Company has breached the terms of the Support Agreement.

         E. As of the date hereof, the Company has failed to make certain payments due under the Service Agreement in the aggregate amount of $1,381,492.82 (collectively, the "Past Due Service Agreement Amounts"), which payments are detailed by sales order and corresponding invoice number on EXHIBIT D hereto. As a result of such failures, the Company has breached the terms of the Service Agreement.

         F. As of the date hereof, the Company has failed to has failed to make certain payments due under the Trade Invoice in the aggregate amount of $2,500 (collectively, the "Past Due Trade Amounts"), which payments are detailed by sales order on EXHIBIT D hereto and are past due.

         G. As of the date hereof, all of the equipment that is the subject of the Expired Leases shall be referred to as the "Expired Equipment"; and all the equipment that is the subject of the Other Leases shall be referred to as the "Other Equipment."

         H. The parties desire to settle and resolve all differences pertaining to the Transaction Documents, and related matters and agreements, on the terms set forth below, and contemplate, among other things, the following: (1) the payment of a settlement fee in the amount of $1,000,000 by the Company to HP,
(2) the cancellation of the Note Indebtedness, (3) the cancellation of the Past Due Service Agreement Amounts and waiver of certain breaches under the Service Agreement resulting from the Company's failure to pay the Past Due Service Agreement Amounts, (4) the cancellation of the Past Due Support Agreement Amounts and the waiver of certain breaches under the Support Agreements resulting from the Company's failure to pay the Past Due Support Agreement Amounts, (5) the cancellation of the Past Due Trade Amounts, (6) the cancellation of the Past Due Lease Amounts, the waiver of certain Events of Default under the Lease Agreements resulting from the Company's failure to pay the Past Due Lease Amounts, establishment of a purchase option period with respect to the Expired Equipment, and the return of certain of the Other Equipment to HP, (7) the potential future restructuring of certain obligations under the Live Support Agreements, the Service Agreement, and the Other Leases,
(8) the amendment of the Warrant, the Shareholder Agreement, and Non-Disclosure Agreement, (9) the termination of the Purchase Agreement, the Note, the Security Agreement, and the Note Financing Statements, and (10) a mutual release of claims.

                                    AGREEMENT

         NOW THEREFORE, the parties hereto, for good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:

         1. Settlement Payment. In consideration of the agreements set forth in this Agreement, Company shall pay HP, in cash, a fully-earned and non-refundable settlement payment on the Effective Date (as defined in Section 15 of this Agreement) in the amount of $1,000,000 (the "Settlement Payment") by wire transfer pursuant to the instructions set forth EXHIBIT E attached hereto.

         2. Note and Related Transactions.

               (a) Cancellation of Indebtedness. On the Effective Date, the Note Indebtedness shall be deemed cancelled.

               (b) Delivery of Original Documents. On the Effective Date, HP shall deliver to the Company (a) the original Note marked cancelled, (b) original UCC termination statements terminating each of the Note Financing Statements, and (c) and an original assignment and release with respect to the Security Agreement.

               (c) Termination of Certain Agreements. On the Effective Date, each of the following agreements and the respective rights and obligations of HP and the Company thereunder shall be terminated in their entirety: (a) the Purchase Agreement, (b) the Note, and (c) the Security Agreement.

         3. Transactions Relating to Service Agreement.

               (a) Cancellation of Past Due Service Agreement Amounts. On the Effective Date, the Past Due Service Agreement Amounts shall be deemed cancelled.

               (b) Waiver of Breach. On the Effective Date, and without limiting the generality of Sections 13 and 14 of this Agreement, HP waives any breach of the Service Agreement that may have occurred and is continuing as of the Effective Date, as a result of the Company's failure to pay the Past Due Service Agreement Amounts.

               (c) Amendment to Service Agreement. Section 13.1 of the Service Agreement is hereby amended by adding the following proviso to the end of the second sentence of such section:

               ; provided, that, solely with respect to the term ending June 3, 2002, the parties may provide such written notice on or before April 4, 2002.

         4. Transactions Relating to Support Agreements.

               (a) Cancellation of Past Due Support Agreement Amounts. On the Effective Date, the Past Due Support Agreement Amounts shall be deemed cancelled.

               (b) Waiver of Breach. On the Effective Date, and without limiting the generality of Sections 13 and 14 of this Agreement, HP waives any breach of the Support Agreements that may have occurred and is continuing as of the Effective Date, as a result of the Company's failure to pay the Past Due Support Agreement Amounts.

               (c) Acknowledgment of Termination of certain Support Agreements. HP and the Company acknowledge and agree that the Terminated Support Agreements (as defined in Exhibit A hereto) have either expired by their terms or have been terminated.

         5. Cancellation of Past Due Trade Amounts. On the Effective Date, the Past Due Trade Amounts shall be deemed cancelled.

         6. Transactions Relating to Lease Agreements.

               (a) Cancellation of Past Due Lease Amounts. On the Effective Date, the Past Due Lease Amounts shall be deemed cancelled.

               (b) Waiver of Events of Default. On the Effective Date, and without limiting the generality of Sections 13 and 14 of this Agreement, HP waives any Event of Default (as defined in the Lease Agreements) that may have occurred and is continuing as of the Effective Date, as a result of the Company's failure to pay the Past Due Lease Amounts.

               (c) Disposition of Expired Leases and Expired Equipment. HP and the Company acknowledge and agree that each of the Expired Leases has expired by its terms. The Company agrees that on or before December 12, 2001, the Company will either (a) return the Expired Equipment to HP, or (b) purchase the Expired Equipment pursuant to buy-out quotes provided by HP for such Expired Equipment.

               (d) Return of certain of the Other Equipment to HP. On the Effective Date, the Company shall be deemed to have returned all of the Other Equipment located in Atlanta, Georgia as of the Effective Date (other than the equipment set forth on EXHIBIT F hereto).

         7. Intention to Restructure Certain Obligations. On or before December 12, 2001 (the "Restructure Date"), HP and the Company intend to restructure the obligations of the Company under the Other Leases, the Service Agreement, and the Live Support Agreements, on terms that are mutually acceptable to the parties. In connection with such restructure, the parties contemplate that (a) the aggregate monthly payments due under such agreements will not exceed $200,000, (b) the respective payment terms of such agreements may be amended,
(c) all of the Expired Equipment and the Other Equipment will be inventoried to the satisfaction of HP, and (d) all outstanding obligations under the Other Leases (other than the Obligations for the Past Due Lease Amounts), which correspond to the Other Equipment that has been returned to HP, may be evidenced by a note made by the Company in favor of HP that is payable 12 months from the date of such note. This Section 7 does not create any legal rights or obligations between the Company and HP. Any legal rights and obligations between the parties relating to the subject matter of this Section 7 will come into existence only upon HP and the Company reaching agreement on mutually acceptable terms and conditions, execution and delivery by HP and the Company of appropriate and binding final agreements and satisfaction of all closing conditions contained therein. This Section 7 may not cover all essential terms and conditions of the relationship. Prior to executing the final documentation relating to the subject matter of this Section 7, either HP or the Company may terminate negotiations for any reason or no reason without incurring any liability. In the event that HP and the Company have not executed final documentation restructuring the obligations of the Company under the Other Leases, the Service Agreement and the Live Support Agreements on or before the Restructure Date, a breach or Event of Default will be deemed to occur under each of this Agreement, the Other Leases, the Service Agreement, and the Live Support Agreements.

         8. Amendment of Warrant. On the Effective Date, the introductory paragraph of the Warrant shall be amended by deleting the reference to "$3.75" contained therein and substituting "$0.10" in lieu thereof.

         9. Amendment of Shareholder Agreement. On the Effective Date, the introductory clause of Article II, Section 1 of the Shareholder Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                  Financial Statements. Until such date as the Holder no longer holds any Warrants purchased by Holder pursuant to the Securities Purchase Agreement, or any Registrable Securities, and subject to paragraph 1(c) below, the Company will furnish the following reports to Holder:

         10. Amendment of Non-Disclosure Agreement. On the Effective Date, the Non-Disclosure Agreement shall be amended as follows:

                  (a) Section 5 of the Non-Disclosure Agreement shall be amended by deleting the reference to "March 29, 2002" contained therein and substituting "March 29, 2006" in lieu thereof.

                  (b) Section 6 of the Non-Disclosure Agreement shall be amended by deleting the reference to "November 1, 1999" contained therein and substituting "November 1, 2004" in lieu thereof.

         11. Representations and Warranties of the Company. As of the date hereof, the Company represents and warrants to HP as follows:

               A. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

               B. The Company has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been, or will be prior to the effective date hereof, duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company and is enforceable against the Company in accordance with its terms except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement, does not conflict with or violate any law, rule or regulation to which the Company is subject or any of its corporate documents.

         12. Representations and Warranties of HP. As of the date hereof, HP represents and warrants to the Company as follows:

               (a) HP is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

               (b) HP has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by HP and the consummation of the transactions contemplated hereby have been, or will be prior to the effective date hereof, duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by HP and constitutes a legal, valid, and binding obligation of HP and is enforceable against HP in accordance with its terms except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement, does not conflict with or violate any law, rule or regulation to which HP is subject.

         13. Release of Claims. Upon the Effective Date and except as set forth in Section 14 of this Agreement, HP and the Company, on behalf of themselves and on behalf of each of their respective parent corporations, divisions, subsidiaries, affiliates, predecessors, successors, and assigns, release and forever discharge the other, and said other's parent corporations, divisions, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, attorneys, agents, and representatives, from any and all actions, causes of action, claims, counterclaims, cross claims, third party claims, debts, demands, liabilities, lawsuits, accounts, covenants, contracts, promises, agreements, doings, omissions, obligations, costs, attorneys' fees, expenses, damages, and claims of every name and nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, in law and in equity, which existed, may have existed and/or which could have been asserted from the beginning of the world to the Effective Date, including, without limitation, any claims or debts of any kind which have existed or currently exist under any of the Transaction Documents (collectively, the "Claims"). The Company and HP each acknowledge and agree that it is aware of, familiar with, understands, and, upon the Effective Date, expressly waives the provisions of Section 1542 of the California Civil Code, and any other similar state statute, code, law or regulation to the fullest extent it may waive such rights and benefits. Section 1542 provides:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         14. Continuing Rights and Obligations. The Transaction Documents (other than the Note, the Note Purchase Agreement, the Security Agreement, the Trade Invoice, the Note Financing Statements, and the Terminated Support Agreements), as amended by this Agreement, shall be referred to as the Surviving Transaction Documents. Notwithstanding any contrary provision contained in this Agreement, from and after the Effective Date, each of the Company and HP acknowledges and agrees that (a) it will retain all of its respective rights, and perform all of its respective duties and obligations under this Agreement and the Surviving Transaction Documents, and (b) the following are expressly excluded from the Claims released pursuant to Section 13 of this Agreement: (i) all Claims arising from the breach of any representation, warranty, covenant or agreement under this Agreement, (ii) all Claims arising under the Surviving Transactions Documents from and after the Effective Date, (iii) all Claims for any payment due under the Surviving Transaction Documents on and after November 1, 2001, and
(iv) all Claims for any buy-out amounts due for purchase of the Expired
Equipment.

         15. Conditions to Effectiveness. The effectiveness of the terms and provisions of this Agreement is subject to satisfaction of each of the following conditions (the date upon which all such conditions have been satisfied, the "Effective Date"):

               (a) receipt by HP and the Company of a copy of this Agreement duly executed by HP and the Company; and

               (b) receipt by HP of the Settlement Payment.

         16. Revival of Obligations. The Company acknowledges and agrees that in the event that HP shall hereafter be required to refund or disgorge the Settlement Payment or any portion thereof, then as to the amount repaid or disgorged the liability of the Company shall be automatically revived, reinstated and restored in such amount or amounts and shall exist as though such Settlement Payment or portion thereof had never been paid to HP, and the release in favor of Company shall be rendered null, void and of no effect whatsoever.

         17. Miscellaneous.

               (a) Entire Agreement. This Agreement, together with the Surviving Transaction Documents, is the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Except as otherwise expressly modified herein, the Surviving Transaction Documents shall remain in full force and effect.

         (b) Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute a single agreement. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

         (c) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

         (d) Effectiveness. Upon the Effective Date, (i) each reference in any Surviving Transaction Document to such agreement shall mean and be a reference to such agreement as amended by this Agreement, and (ii) each reference in any Surviving Transaction Document to any other Surviving Transaction Document shall mean and be a reference to such agreement as amended by this Agreement.

         (e) Conflict of Terms. In the event of any inconsistency between the provisions of this Agreement and any Transaction Document, the terms and provisions of this Agreement shall govern and control.

         (f) No Novation. Except as expressly provided in this Agreement, the execution, delivery, and effectiveness of this Agreement shall not (i) limit, impair, constitute a waiver of, or otherwise affect any right, power, or remedy of HP under any of the Surviving Transaction Documents, (ii) constitute a waiver of any provision in any of the Surviving Transaction Documents, or (iii) alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in any of the Surviving Transaction Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

         (g) Successors and Assigns. The rights and obligations of the Company and HP under this Agreement shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Company shall not be entitled to assign, transfer or delegate any of its rights, obligations or liabilities hereunder without the prior written consent of HP.

         (h) Waivers and Amendments. No provision of this Agreement may be amended or modified without the written consent of the Company and HP. HP shall not be deemed, by any act or omission, to have waived any of its rights or remedies unless such waiver is in writing and signed by HP and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of HP in exercising any right, whether before or after a default, shall impair any such right or shall be construed to be a waiver of any right or default.

         (i) Confidentiality. This Agreement shall be subject to the terms and conditions of the Non-Disclosure Agreement, as amended by this Agreement.

         (j) Notice. Any notice, request, or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if personally delivered, on the date of being faxed if sent by confirmed fax, on the first business day after being sent if sent by recognized overnight courier, and on the third business day after being mailed if sent by registered or certified mail, postage prepaid, addressed (i) if to HP to: Hewlett-Packard Company, 20 Perimeter Summit Blvd., MS505, Atlanta, Georgia 306319, Attention: Default/Bankruptcy, fax number (404) 648-1539, with copies to Hewlett-Packard Company 333 Logue Avenue, MS32, Mountain View, CA 94043, Attention: General Manager, fax number, fax number (650) 919-8013, and Hewlett-Packard Company, 3000 Hanover Street, MS20BQ, Palo Alto, CA 94304, Attention General Counsel, fax number (650) 857-4392, or such other address as identified in writing to the Company, or (ii) if to the Company to: The viaLink Company, 13155 Noel Road, Suite 700, Dallas, TX 75240, Attention: General Counsel, fax number (972) 934-5583, or such other address as identified in writing to HP.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Settlement, Amendment, and Mutual Release Agreement has been duly executed as of the date first above written.


HEWLETT-PACKARD COMPANY


By: /s/ Jennifer Leach
    -----------------------------------
Name:   Jennifer Leach
    -----------------------------------
Title:
    -----------------------------------



THE VIALINK COMPANY


By: /s/ Warren P. Jones
    -----------------------------------
Name:   Warren P. Jones
    -----------------------------------
Title:  CEO
    -----------------------------------

                                    EXHIBIT A

                               Support Agreements

The following Support Agreement Nos. shall be referred to as the "Live Support Agreements":

3112M8401
3112M8391
3112M8361
3112M8421
3112M8411
3112M8381
3112M8371

3185G9881
3182B2621

The following Support Agreement Nos. shall be referred to as the "Terminated Support Agreements":

3112L3581
3112L3591
3112L3601
3112L3611
3112L3621
3112L3631
3112L3641
3112L3651
3112L3661

3187D9281
3187D9291
3187D9301
3187D9311
3187D9321
3187D9331

                                    EXHIBIT B

                            Note Financing Statements

Jurisdiction                 Filing No.                   Filing Date
------------                 ----------                   -----------
Texas                         01-073494                       4/23/01

Oklahoma                       N0001453                        2/9/99


                                    EXHIBIT C

                     Lease Financing Statements (as amended)

Jurisdiction                     Filing No.            Filing Date
------------                     ----------            -----------
Oklahoma                              35399                7/16/99

Oklahoma                              40335                7/25/00

Texas                             01-068292                4/13/01

Texas                             00-549820                7/24/00

                                    EXHIBIT D

           Past Due Lease Amounts; Past Due Support Agreement Amounts Past Due Service Agreement Amounts; Past Due Trade Amounts

                                 (See attached)

                                    EXHIBIT E

                              HP Wire Instructions

Depository Institution:             Wachovia Bank of North Carolina, NC
Address:                            P.O. Box 3099
                                    Winston-Salem, NC  27150

Routing Number:                     053100494
Account Number:                     8734-075593

Telegraphic abbreviation:           Wachovia-Winston

Special Comments:                   Reference Hewlett Packard-FCG Leasing

                                    -------------------------------------
                                    Baltimore Technologist, Inc
                                    Attn: Emil Tzanov, 648-6375

Company Information:                Hewlett Packard Company
                                    P.O. Box 105005
                                    Atlanta, GA  30348

Questions:                          Cheryl Young, HP accounts receivable
                                    404-648-8754

                                    EXHIBIT F

  Other Equipment Located in Atlanta, Georgia that is not to be returned to HP*

(*Notwithstanding any contrary provision contained herein, all of the Other Equipment set forth on this schedule shall remain subject to an inventory completed by HP.)



HP Model 9000/810/D380, qty. 3
HP Netserver NT/LH3, qty. 2
HP 9000/800/K580, qty. 2
HP Autoraid 12H, qty. 1
HP Jamaica, qty. 1
Fibre channel Hubs, qty. 2
Fibre Channel Mux (SCSI), qty. 2
DLT 7000 tape drive, qty. 1
Modem (used previously for Advantis dial-up), qty. 1
Cisco PIX, qty. 3